Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S            R E L E A S E

Date:	November 2, 2010
Contact:	Peter B. Orthwein or Richard E. Riegel III
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER,
BACKLOG, CASH AND INVESTMENTS
Thor Industries, Inc. (NYSE:THO) announced today preliminary sales and backlog for the quarter and three months ended October 31, 2010.
Preliminary consolidated sales in the quarter were $607,174,000, up 21% from $502,552,000 last year. RV sales were $506,791,000, up 30% from $389,929,000 last year. Both consolidated and RV sales in the first quarter of Thor’s 2011 fiscal year include Heartland RV, acquired September 16, 2010. Bus sales were $100,383,000, versus $112,623,000 last year.
Cash, cash equivalents and investments on October 31, 2010 were $137 million. Consolidated backlog on October 31, 2010 was $467 million, compared to $599 million last year. RV backlog was $254 million, versus $315 million last year. Bus backlog was $213 million versus $284 million last year.
“RV backlog is at a more reasonable level now that RV dealer inventory has been right-sized for current demand. Bus backlog is lower due to the expiration of federal stimulus funding and tight state and municipal budgets,” said Peter B. Orthwein, Thor Chairman, CEO & President. “Thor’s internal RV retail sales results through October continue to demonstrate solid year-over-year increases,” he added.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information and the discussion of possible settlement with the SEC relating to the matters raised by the Audit Committee’s investigation, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2010. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.